Exhibit 21.1

SUBSIDIARIES OF CARDIOGENESIS CORPORATION

Organization	Jurisdiction

CGCP Corp. (inactive)	Delaware
Compleat, Inc. (inactive)	California
Eclipse Surgical Technologies B.V. (inactive)	Netherlands